                                                                EXHIBIT 10.69

ICON
INTERNATIONAL INC

Lance illegible                                             October 21, 1997
President



Mr. Mike Foudy
Heartland Communication Management, Inc.
1320 Old Chain Bridge Road
Suite 220
McLean, Va 22101

Dear Mike,

This provides a letter of agreement to enter into a barter trade contract with HCMI and its affiliate, Xpress Ventures and its publication, The National Sports Weekly, which is to begin publication in September 1998. The barter trade agreement between Icon International and HCMI would be structured as follows.

Icon International agrees to purchase a minimum of 24 (P4C or BW) insertions in the National Sports Weekly within the first year of publication, and 24 (P4C or BW) insertions in each of the following four years (120 insertions over five years). Insertions may be used in the calendar year acquired, or their media value held for use at a later date, with no expiration.

The National Sports Weekly agrees to charge Icon International 40% (net) of the open gross rate card. The following provides an estimate of the open and Icon rates based on estimated circulation rate bases. The payment made by Icon is to be a mix of 75% trade credits and 25% cash.

                  Rate         Open          Icon          Icon
                  Base*        CPM           CPM          P4C Rate
                  -----       ------         ----         --------

     Year  1      10 mil      $11.00         $3.85        $ 38,500
     Years 2      20 mil      $11.00         $3.85        $ 77,000
     Years 3      30 mil      $11.00         $3.85        $115,500
     Years 4      30 mil      $11.00         $3.85        $115,500
     Years 5      30 mil      $11.00         $3.85        $115,500

   *Subject to ABC Audit verification.


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Based on the circulation estimates, Icon's minimum space commitments are valued as follows:

                   Yearly                  Total          Trade          Cash
                   Ins       P4C Rate      Amount         Amount        Amount
                 ---------  ----------  -----------    ------------   -----------
Year 1              24        $38,500      $924,000       $693,000      $231,000
Year 2              24        $77,000    $1,848,000     $1,386,000      $462,000
Year 3              24       $115,500    $2,772,000     $2,079,000      $693,000
Year 4              24       $115,500    $2,772,000     $2,079,000      $693,000
Year 5              24       $115,500    $2,772,000     $2,079,000      $693,000
                                         ----------    ------------    -----------
                                        $11,088,000     $8,316,000     $2,772,000

HCMI or Xpress Ventures or the National Sports Weekly will use the trade credits to purchase media (at a mix of 75% cash, 25% trade credits) and/or other goods and services at rates to be negotiated at the time of purchase. The trade credits could be used up to three years following the calendar year earned. (Example: credits earned September 98 must be used by September 01).

Trade due by Icon may be used upon receipt and is deemed to be earned on a monthly basis. Cash due by Icon may be named off the cash due Icon for media schedules placed, at Icon's sole option. If HCMI or its affiliates delay to use their trade credits, the cash due by Icon shall not be payable until such trade credits are used.

This agreement is subject to consummation of a more detailed legal agreement between the parties.




         /s/ Michael Foudy            /s/ L. B. Lundberg
         ------------------------     ------------------------
              Accepted                   Lance B. Lundberg